Exhibit 99.(j)

(Letterhead of KPMG LLP)

Consent of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of

Cash Accumulation Trust:

We consent to the incorporation by reference, in this registration statement, of our reports dated November 28, 2005, on the statements of assets and liabilities of the Cash Accumulation Trust, consisting of National Money Market Fund and Liquid Assets Fund (hereafter referred to as “Funds”), including the portfolios of investments, as of September 30, 2005, and the related statements of operations for the year then ended, and the statements of changes in net assets and the financial highlights for each of the years in the two-year period then ended.  These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers”, “Disclosure of Portfolio Holdings” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP
New York, New York
November 28, 2005